Exhibit 10.4

CEQUENT PHARMACEUTICALS, INC.

Amendment No. 1 To

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan (the “Plan”) of Cequent Pharmaceuticals, Inc. (formerly known as Cequent, Inc.) is hereby amended, pursuant to Section 10(d) of the Plan, as follows:

1.	The first sentence of Section 4 of the Plan be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

Subject to adjustment under Section 8, Awards may be made under the Plan for up to 3,173,052 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”).

2.	The following language be and hereby is added as a new Paragraph (j) at the end of Section 9 of the Plan:

Stockholders’ Agreement. A Participant or Designated Beneficiary shall have no rights as a stockholder with respect to shares of Common Stock subject to an Award unless and until such Participant or Designated Beneficiary executes and delivers to the Company a Common Stockholder Instrument of Accession to the Stockholders’ Agreement, dated as of October 31, 2006, as amended from time to time (the “Stockholders’ Agreement”), pursuant to which the Participant or Designated Beneficiary will become bound by the obligations of the Stockholders’ Agreement as a “Common Stockholder” thereunder.

3.	The following language be and hereby is added as a new Paragraph (g) at the end of Section 10 of the Plan:

Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or to any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

Adopted by the Board of Directors: October 31, 2006

Adopted by the Stockholders: October 31, 2006